Exhibit 99.2

Investor/Media Contact:

Cynthia Sucher

MPB Communications

407-581-4222 [o] 407-595-0142 [c]

csucher@mpbc.cc

CYBERGUARD OFFERS TO PURCHASE SECURE COMPUTING IN ONE-FOR-ONE STOCK EXCHANGE, A 22% PREMIUM TO VALUE OF EACH SECURE COMPUTING SHARE

Merger would unite two leading high-level enterprise information security providers, generate more than $14 million in savings or an incremental $0.20 per share in earnings.

Ft. Lauderdale, Florida – July 12, 2004 – CyberGuard Corporation (Nasdaq:CGFW), the technology leader in network security, announced that the company is extending an offer to purchase Secure Computing Corporation (Nasdaq:SCUR). In a letter transmitted to Secure Computing yesterday afternoon, CyberGuard proposed a one-for-one stock exchange transaction. Based on the closing price July 9, 2004, that would represent a 22 percent premium to the value of each share of Secure Computing common stock. Both companies provide highly secure information security solutions to enterprise and government customers worldwide.

“We have a great deal of respect for Secure Computing’s team and their technology,” stated Pat Clawson, chairman and chief executive officer of CyberGuard Corporation. “Both of our companies offer the highest-level information security in the industry. Both focus 100 percent on providing the most secure products in the world. Together our products would be the most secure product suite available. This is a logical next step for CyberGuard as we continue to aggregate the right technology for the enterprise and move forward to build the premium information security company.”

In 2003, CyberGuard outlined a strategy of creating a broad-based information security offering of enterprise-class, best-of-breed technologies focused on Global 1000 companies and worldwide government customers. In addition to developing innovative technologies, the company began adding to its portfolio through acquisition. In January 2003, CyberGuard purchased the assets of NetOctave, a manufacturer of security processors and virtual private network (VPN) acceleration products. In November 2003, CyberGuard acquired SnapGear, a developer of embedded Linux security and edge firewall/VPN security appliances; and, in April 2004, the company acquired Webwasher, a high-end content security provider.

Based in San Jose, California, Secure Computing Corporation manufactures a line of high-end firewall information security appliances and authentication and Web filtering products.

“CyberGuard and Secure Computing have much in common. Both of our companies have a strong heritage of placing security first. Our cultures and our customer bases are similar. Both companies have talented, committed employees,” said Clawson. “We also have similar opportunities and face similar challenges. We incur the same costs for everything from engineering to sales, support and certifications. Combining our organizations would allow us to realize operational and financial synergies and focus our resources on creating even better products and solutions for our customers and greater value for our shareholders.”

Clawson said that an initial evaluation of a merger identified an estimated $14 million in cost savings which could generate an increase in earnings for each company’s shareholders of $0.20 per share. This did not include any calculation of the potential for increased revenue which could result from sales synergies.

Today CyberGuard engaged Raymond James & Associates as its financial advisor for this transaction. A copy of the letter to Secure Computing Corporation and a slide presentation that provides more detail are available at http://www.cyberguard.com/sc/sc.cfm.

Conference Call Information

CyberGuard will discuss the proposal during a conference call at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time), on Monday, July 12, 2004. To participate, please dial 706-645-9750 and ask for conference ID number 8718458. A recording of the conference call proceedings will be available from two hours after the call’s conclusion on July 12 until midnight Eastern Time on July 19, 2004. Both U.S. and international callers may listen to the recording by dialing 706-645-9291 and requesting conference ID number 8718458.

About CyberGuard Corporation

CyberGuard Corporation (Nasdaq:CGFW), the technology leader in network security, provides advanced Total Stream Protection™ solutions that protect the critical information assets of Global 2000 companies and governments worldwide. CyberGuard offers a broad line of scalable high performance firewall/VPN appliances, the Webwasher® suite of enterprise-class Web and e-mail content security solutions, sophisticated security processors and accelerator products for the SSL and IPsec markets, and industry leading embedded Linux® and Linux security solutions. Headquartered in Ft. Lauderdale, Florida, the company has branch offices and training centers around the world. More information about CyberGuard Corporation can be found at http://www.cyberguard.com.

Forward-Looking Statements

Statements regarding estimates, expectations and future prospects contained in this press release are forward-looking statements. These statements are based upon assumptions and analyses made by the Company in light of current conditions, future developments, and other factors the Company believes are appropriate in the circumstances, or information obtained from third parties, and are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that forward-looking statements are not guarantees and that actual results might differ materially from those suggested in the forward-looking statements. Some of the factors that might cause future actual events to differ from those predicted or assumed include: future advances in technologies and computer security; the Company’s history of losses; the Company’s ability to execute on its business plans and to integrate recent acquisitions; the Company’s dependence on outside parties such as its key customers and alliance partners; competition from major computer hardware, software, and networking companies; uncertainties in availability of expansion capital in the future and other risks associated with capital markets; overall network security spending; global economic conditions; and litigation against the Company. For a more complete discussion regarding forward-looking statements, the reader is referred to the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, including the Form 10-K for the fiscal year ended June 30, 2003, and other information filed with the Commission.

CyberGuard® and Webwasher® are registered trademarks and Total Stream Protection™ is a trademark of CyberGuard Corporation. Secure Computing® is a registered trademark of Secure Computing Corporation. All other trademarks are property of their respective owners.